Exhibit 10.3

SynCardla Systems, LLC 1992 E. Sllverlake Rd. Tucson, Arizona 85713 Telephone: 520.545.1234 Facsimile: 520.903.1783	SynCardia

November 1, 2021

Frank Tinker

Dear Dr. Tinker:

On behalf of SynCardia Systems, LLC, I am pleased to offer you the position of Chief Technology Officer (CTO) reporting to CEO or his/her designee. You will be in charge of the research activities and assisting product teams, or such duties as is customary for such a position in the field of mechanical circulatory assist devices and related fields. You shall spend at least one day a week in the office to assist project teams on the development of upgrade to the existing Freedom Driver (the “Freedom Plus”), lead the development of next generation driver (the “Freedom II”), and invent key new components for the next generation of the Total Artificial Heart (“TAH II”).Your anticipated start date is November 8, 2021. This is a conditional offer based on the results of your background check and drug testing screen. In the event you receive an unfavorable result, your employment may be terminated. All new and rehired employees work on an introductory basis for the first ninety (90) calendar days after their date of hire.

This is an exempt, full-time position. In this position, your base salary will be $10,000 per month, which calculates to $4,615 per bi-weekly payroll.

Instead of typical bonus and option schedule for this position, you are entitled to a royalty of $200 for every new Freedom II Driver entering service up to a maximum of $500,000. These payments will be paid separately to you from the bi-weekly salary.

In addition, when your design for the TAH II is chosen and reaches the stage of Design Freeze, you shall be granted an Unqualified Option to purchase 166,667 Common Shares in the parent company, PICARD MEDICAL, INC which is roughly equivalent to about 1% of the total current out-,tanding shares. The options shall be, subjected to customary conditions, restrictions and vesting schedule as approved by the Board of Directors of PICARD MEDICAL, INC.

You will initially accrue PTO at a rate of ____ days per year (maximum annual 80-hour carryover limit) along with five paid sick days per year. You may also be eligible for up to eleven paid holidays (Floating Holidays are prorated based on your date of hire). You will be eligible for enrollment in the Company’s 401(k) program after 90 days of employment.

On your first day of employment, you will be asked to complete an I-9 Form and provide two forms of identification, such as Driver’s License, Passport, Social Security Card, U.S. Military card, and U.S. Citizen ID Card, to prove your right to work in the United States. Please also provide a voided check for direct deposit of your payroll.

SynCardla Systems, LLC 1992 E. Sllverlake Rd. Tucson, Arizona 85713 Telephone: 520.545.1234 Facsimile: 520.903.1783	SynCardia

As a full-time employee, you will be eligible to enroll in our benefits program. Your benefit eligibility date is the first of the month following your date of hire; you must complete your benefit enrollment during your first 30 days of employment. SynCardia Systems, LLC has partnered with ADP Total Source, a Professional Employer Organization, in order to provide employees with a comprehensive set of quality and affordable benefits, on a pre-tax basis (benefits are subject to change). In addition, ADP offers various employee discount programs available with various merchants.

We greatly look forward to having you join our Company. However, your employment with the Company shall be on an “at-will” basis, which means that you retain the option, as does the Company, of ending your employment for any reason or no reason at all. You may terminate your employment with two weeks prior written notice and the Company may terminate on written notice. Neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

By accepting this offer, you represent that (i) you are not under any contractual commitment prohibiting or limiting your employment by the Company or inconsistent with your prospective obligations, (ii) you have never been arrested for, indicted, charged with or convicted of any felony or misdemeanor, nor have you ever been the subject of any government enforcement action, including but not limited to regulatory, antitrust, or securities actions; and (iii) there are no conditions or circumstances, personally or professionally, of which you are aware that would preclude your full and faithful discharge of the duties and responsibilities contemplated hereunder. Additionally, as an employee of the Company, you agree to comply with all applicable Company policies in effect from time to time.

This offer of employment, if not previously accepted by you, will expire at 5:00 p.m. on November 5, 2021. If you wish to accept the offer, please sign in the place provided below and email it to strembley@syncardia.com within the prescribed time.

Should you have any questions about starting with the Company or the opportunity presented here, please do not hesitate to contact me at fang@syncardia.com.

Sincerely,

/s/ Richard Fang

Richard Fang, Ph.D.
CEO

I agree to the terms of employment set forth above and accept the terms of the offer as presented

/s/ Frank Tinker

02-Nov-2021
Date